EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 11, 2013 containing the information required by Schedule 13G, for the securities of E2open, Inc., held by Crosspoint Venture Partners 2000, LP, and Crosspoint Venture Partners 2000 Q, LP, each a Delaware limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

JOHN B. MUMFORD

Date: February 11, 2013	By:	/s/ John B. Mumford
Name: John B. Mumford

CROSSPOINT VENTURE PARTNERS 2000, LP,
A DELAWARE LIMITED PARTNERSHIP

CROSSPOINT VENTURE PARTNERS 2000 Q, LP,
A DELAWARE LIMITED PARTNERSHIP

By:  Crosspoint Associates 2000, LLC,
a Delaware Limited Liability Company, its General Partner

By:	/s/ John B. Mumford
Name: John B. Mumford
Title: Managing Member

CROSSPOINT ASSOCIATES 2000, LLC, A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ John B. Mumford
Name: John B. Mumford
Title: Managing Member